CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the form 10-KSB for the year ended December 31, 2006 of our report dated March 15, 2006, except for footnote 2, which is July 12, 2007, relating to the consolidated financial statements of George Foreman Enterprises, Inc. and Subsidiary for the year ended December 31, 2005.

/s/Kronick Kalada Berdy & Co.

Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania

July 13, 2007